Exhibit 99.1
FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS TRADING SYMBOL REVERTS TO NVLT

MADISON, WI, May 9, 2011 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a pharmaceutical company developing novel drugs for treatment and diagnosis of cancer, announced that today its trading symbol has reverted to NVLT.  The twenty day post-split trading period has ended.

About Novelos Therapeutics, Inc.

We are a pharmaceutical company developing novel drugs for the treatment and diagnosis of cancer.  We currently have three cancer-targeted compounds, which are selectively taken up and retained in cancer cells (including cancer stem cells) versus normal cells.  Thus, our therapeutic compounds directly kill cancer cells while minimizing harm to normal cells.  This offers the potential for a paradigm shift in cancer therapy – efficacy versus all three major drivers of mortality in cancer: primary tumors, metastases and stem cell-based relapse.  LIGHT is a small-molecule cancer imaging agent.  We believe LIGHT has first-in-class potential and expect it to enter Phase 1/2 clinical trials middle of this year.  HOT is a small-molecule, broad-spectrum, cancer-targeted radiopharmaceutical that delivers radiation directly and selectively to cancer cells and cancer stem cells.  We believe HOT also has first-in-class potential, and we expect it to enter a Phase 1b dose escalation trial in the third quarter of this year and Phase 2 trials in mid-2012 as a monotherapy for solid tumors with significant unmet medical need.  COLD, a cancer-targeted chemotherapy that we expect to enter clinical trials late in 2012, works primarily through Akt inhibition.  Together, we believe our compounds are able to “find, treat and follow” cancer anywhere in the body in a novel, effective and highly selective way.  For additional information please visit www.novelos.com

COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Patrick Genn, Exec. Director
Ph: 617-244-1616 x11	Ph: 858-775-7456
Email: hpalmin@novelos.com	Email: pgenn@novelos.com
Novelos Therapeutics, Inc.
Madison, WI                                Boston, MA

This news release contains forward-looking statements.  You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.
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